As filed with the U.S. Securities and Exchange Commission on August 2, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Twilio Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-2574840
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

101 Spear Street, First Floor

San Francisco, California 94105

(Address of Registrant’s Principal Executive Offices)

Twilio Inc. Amended and Restated 2016 Stock Option and Incentive Plan

Twilio Inc. Amended and Restated 2016 Employee Stock Purchase Plan

Zipwhip, Inc. 2018 Equity Incentive Plan

Zipwhip, Inc. Amended and Restated 2008 Stock Plan

(Full title of the plan)

Jeff Lawson

Chief Executive Officer

Twilio Inc.

101 Spear Street, First Floor

San Francisco, California 94105

(415) 390-2337

(Name, address and telephone number of agent for service)

Copies to:

Ken S. Myers Bomi Lee Michael S. Pilo Fenwick & West LLP 902 Broadway Suite 14 New York, NY 10010-6035 (212) 430-2600	Karyn Smith Mariam Sattar Bryan Warner Twilio Inc. 101 Spear Street, First Floor San Francisco, California 94105 (415) 390-2337

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.001 per share:
2016 Stock Option and Incentive Plan	8,202,376(3)	$376.62(6)	$3,089,178,849.12	$337,029.41
2016 Employee Stock Purchase Plan	1,640,475(4)	320.13(7)	525,160,340.33	57,294.99
Zipwhip, Inc. 2018 Equity Incentive Plan (Stock Option Awards)	75,580(5)	77.85(8)	5,883,903.00	641.93
Zipwhip, Inc. 2018 Equity Incentive Plan (Restricted Stock Units)	11,997(5)	376.62(6)	4,518,310.14	492.95
Zipwhip, Inc. Amended and Restated 2008 Stock Plan	7,959(5)	25.62(9)	203,909.58	22.25
Total	9,938,387		$3,624,945,312.17	$395,481.53

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock (“Class A Common Stock”) of Twilio Inc. (the “Registrant”) that become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A Common Stock.

(2)

Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A Common Stock that become issuable under the Registrant’s Amended and Restated 2016 Stock Option and Incentive Plan (“2016 Plan”) and the Registrant’s Amended and Restated 2016 Employee Stock Purchase Plan (“2016 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the 2016 ESPP. Pursuant to Rule 457(h)(2) under the Securities Act, no separate calculation has been made for the indeterminate amount of plan interests.

(3)	Represents an automatic increase on January 1, 2021 to the number of shares available for issuance under the 2016 Plan in accordance with the automatic annual increase provisions of the 2016 Plan.
(4)	Represents an automatic increase on January 1, 2021 to the number of shares available for issuance under the 2016 ESPP in accordance with the automatic annual increase provisions of the 2016 ESPP.
(5)

Pursuant to an Agreement and Plan of Reorganization by and among the Registrant, Zeus Merger Sub I, Inc., Zeus Merger Sub II, LLC, Zipwhip, Inc. (“Zipwhip”), and Fortis Advisors LLC, as the Stockholder Representative, dated as of May 16, 2021 (the “Merger Agreement”), the Registrant, on July 14, 2021, assumed the outstanding unvested options to purchase shares of Zipwhip common stock and the outstanding unvested restricted stock unit awards settleable into shares of Zipwhip common stock under the terms and conditions of the Zipwhip 2018 Equity Incentive Plan and Zipwhip Amended and Restated 2008 Stock Plan, as amended (collectively, the “Equity Plans”), and such options and restricted stock unit awards became exercisable for or settleable into shares of the Registrant’s Class A Common Stock, as applicable, subject to appropriate adjustments.

(6)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of Class A Common Stock, as reported on the New York Stock Exchange on July 30, 2021.

(7)

Estimated in accordance with Rule 457(c) and (h) solely for the purpose of calculating the registration fee on the basis of 85% of the average of the high and low prices of Class A Common Stock, as reported on the New York Stock Exchange on July 30, 2021. Pursuant to the 2016 ESPP, the purchase price of the shares of Class A Common Stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of a share of Class A Common Stock on the first trading day of the offering period or on the exercise date.

(8)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding unvested options under the Zipwhip 2018 Equity Incentive Plan assumed by the Registrant.

(9)

Calculated solely for the purposes of this offering under Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding unvested options under the Zipwhip Amended and Restated 2008 Stock Plan assumed by the Registrant.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, Twilio Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) to register an additional 8,202,376 shares of the Registrant’s Class A Common Stock for issuance under the 2016 Plan and an additional 1,640,475 shares of the Registrant’s Class A Common Stock for issuance under the 2016 ESPP, pursuant to the provisions of the 2016 Plan and the 2016 ESPP that provide for an automatic annual increase in the number of shares reserved for issuance under these respective plans.

Further, pursuant to the Merger Agreement, Zeus Merger Sub I, Inc. merged with and into Zipwhip with Zipwhip continuing as the surviving corporation and a wholly owned subsidiary of the Registrant (the “First Merger”). As part of the same overall transaction, promptly after the First Merger, the surviving corporation of the First Merger merged with and into Zeus Merger Sub II, LLC (“Merger Sub II”), pursuant to which Merger Sub II survived and remained a wholly owned subsidiary of the Registrant. In accordance with the Merger Agreement, the Registrant assumed each outstanding and unexercised unvested option to purchase Zipwhip common stock and each outstanding and unvested restricted stock unit award settleable into shares of Zipwhip common stock (each, an “Assumed Security” and collectively, the “Assumed Securities”) under the terms and conditions of the Equity Plans. Each Assumed Security was converted into an option or restricted stock unit award, as applicable, for shares of the Registrant’s Class A Common Stock, subject to adjustment for (i) the number of shares underlying each Assumed Security and (ii) with respect to the unexercised unvested options, the exercise price of each such option, pursuant to the equity award exchange ratio set forth in the Merger Agreement.

With respect to the shares of Class A common stock issuable under the 2016 Plan, 2016 ESPP and the Equity Plans, this Registration Statement hereby incorporates by reference the contents of the Registrant’s Registration Statements on Form S-8 filed with the Commission on November 12, 2020 (File No. 333-250032), March 2, 2020 (File No.  333-236819), February  8, 2019 (File No.  333-229580), on May 10, 2018 (File No.  333-224812), and on June 23, 2016 (File No. 333-212191), in each case to the extent not replaced hereby.

PART I

Information Required in the Prospectus

The information called for in Part I of Form S-8 has been omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

• The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021 (the “Annual Report”);

•  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report (other than the portions of these documents not deemed to be filed); and

•  The description of the Registrant’s Class A Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-37806) filed with the Commission on June 17, 2016 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description, and the description of Registrant’s common stock and preferred stock as set forth in Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on February 26, 2021.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, where or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL, as it now exists or may in the future be amended, and the Registrant’s second amended and restated bylaws provide for indemnification of its directors, officers, employees, and other agents to the maximum extent permitted by the DGCL.

The Registrant has entered into indemnification agreements with its directors and officers, whereby the Registrant has agreed to indemnify its directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interest of the Registrant.

The Registrant maintains insurance policies that indemnify its directors and officers against various liabilities arising under the Securities Act and the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

See also the Undertakings set forth in the response to Item 9 herein.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of Twilio Inc.	S-1/A	333-211634	3.1	June 13, 2016

4.2	Twilio Inc. Amended and Restated 2016 Stock Option and Incentive Plan, and forms of award agreements thereunder	10-K	001-37806	10.3	March 2, 2020

4.3	Twilio Inc. Amended and Restated 2016 Employee Stock Purchase Plan	10-Q	001-37806	10.1	October 31, 2019

4.4	Second Amended and Restated Bylaws of Twilio Inc.	10-Q	001-37806	3.1	August 4, 2020

4.5	Form of Class A Common Stock Certificate of Twilio Inc.	S-1	333-211634	4.1	May 26, 2016

5.1	Opinion of Fenwick & West LLP				Filed herewith

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, independent registered public accounting firm.				Filed herewith

24.1	Power of Attorney (see signature pages)

99.1	Zipwhip, Inc. 2018 Equity Incentive Plan.				Filed herewith

99.2	Zipwhip, Inc. Amended and Restated 2008 Stock Plan.				Filed herewith

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 2nd day of August 2021.

TWILIO INC.

By:	/s/ Jeffrey Lawson
Jeffrey Lawson Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeffrey Lawson, Khozema Shipchandler and Karyn Smith, each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Lawson Jeffrey Lawson	Chief Executive Officer and Director (Principal Executive Officer)	August 2, 2021

/s/ Khozema Shipchandler Khozema Shipchandler	Chief Financial Officer (Principal Accounting and Financial Officer)	August 2, 2021

/s/ Byron Deeter Byron Deeter	Director	August 2, 2021

/s/ Donna Dubinsky Donna Dubinsky	Director	August 2, 2021

/s/ Elena Donio Elena Donio	Director	August 2, 2021

/s/ Erika Rottenberg Erika Rottenberg	Director	August 2, 2021

/s/ Jeff Epstein Jeff Epstein	Director	August 2, 2021

/s/ Jeff Immelt Jeff Immelt	Director	August 2, 2021

/s/ Rick Dalzell Rick Dalzell	Director	August 2, 2021

/s/ Deval Patrick Deval Patrick	Director	August 2, 2021